Exhibit 99.2

[Horace Mann Educators Corporation logo]

Contact information:

Ryan Greenier, Vice President, Investor Relations

217-788-5738

HORACE MANN REPORTS FOURTH QUARTER 2015

OPERATING EPS OF $0.43

•	Full year operating income of $2.00 per diluted share
•	Fourth quarter income reflected elevated catastrophe losses, lower alternative investment returns, negative DAC unlocking and debt refinancing expenses
•	Full year auto sales increased 7%; policy-in-force growth of 1.2%
•	Book value per share excluding the fair value adjustment for investments of $26.86, up 6% compared to a year ago

SPRINGFIELD, Ill., February 9, 2016 — Horace Mann Educators Corporation (NYSE:HMN) today reported financial results for the three and twelve months ended December 31, 2015:

Horace Mann Financial Highlights
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except per share amounts)	2015	2014	Change	2015	2014	Change
Total revenues	$276.1	$269.1	2.6%	$1,080.4	$1,060.7	1.9%
Net income	21.1	30.0	-29.7%	93.5	104.2	-10.3%
Net income per diluted share	0.50	0.71	-29.6%	2.20	2.47	-10.9%
Operating income*	18.0	28.7	-37.3%	84.9	97.3	-12.7%
Operating income per diluted share*	0.43	0.68	-36.8%	2.00	2.30	-13.0%
Book value per share				31.18	32.65	-4.5%
Book value per share excluding the fair value adjustment for investments*				26.86	25.38	5.8%
Property and Casualty segment net income	7.9	16.2	-51.2%	40.0	46.9	-14.7%
Property and Casualty combined ratio	98.6%	91.9%	6.7 pts	97.0%	96.1%	0.9 pts
Property and Casualty underlying combined ratio*	95.2%	94.4%	0.8 pts	91.7%	92.5%	-0.8 pts
Annuity segment net income	$ 10.4	$ 11.2	-7.1%	$ 43.4	$ 45.3	-4.2%
Life segment net income	4.4	4.7	-6.4%	15.0	17.5	-14.3%

* These measures are not based on accounting principles generally accepted in the United States (“non-GAAP”). They are reconciled to the most directly comparable GAAP measures in the supplemental numerical pages of this document. An explanation of these measures is contained in the Glossary of Selected Terms included as an exhibit in the company’s reports filed with the SEC.

“Horace Mann’s full year operating income of $2.00 per diluted share included fourth quarter operating income of $0.43 per diluted share, which reflected debt retirement related costs of roughly $0.05 per share. Property and casualty results in the quarter were impacted by an elevated level of catastrophe losses, as well as increased loss severities in auto. Underlying property results continue to be strong. Importantly, we grew auto policies in force as a result of an increase in sales and continued strong retention. Annuity results reflected the negative equity market performance in the quarter, as well as the continued impact of the low interest rate environment. Annuity sales continue to be strong. In the life segment, we introduced our new Indexed Universal Life product, which we expect to favorably impact sales in 2016,” said Horace Mann’s President and CEO Marita Zuraitis.

“We are projecting full-year 2016 operating income of between $2.15 and $2.35 per diluted share,” stated Zuraitis. “This estimate anticipates continued improvement in our underlying property and casualty combined ratio, somewhat offset by a lower amount of favorable prior years’ reserve development, modestly lower earnings in the annuity and life segments reflecting investment interest rate pressure, and continued strategic investments across all of our operations”.

Property and Casualty Segment

For the full year, property and casualty net income of $40.0 million decreased 15%, or $6.9 million, compared to the prior year. The 2015 total property and casualty combined ratio of 97.0% increased 0.9 point compared to a year earlier, including an underlying loss ratio that was nearly equal to the prior year. Catastrophe losses were $6.9 million pretax higher than full year 2014, representing 0.9 point of the combined ratio increase. Prior years’ reserves continue to develop favorably; however, the favorable development in 2015 was $4.5 million pretax less than the 2014 amount, representing 0.8 point of the combined ratio increase — a decrease in auto exceeded the increase in property compared to the prior year. On an underlying basis, the full year auto combined ratio of 102.7% increased approximately 1.5 points compared to a year earlier, primarily as a result of higher loss severity. For property, the underlying combined ratio was 70.3% for 2015, which was 6.2 points lower than 2014, primarily reflecting the impacts of initiatives to improve profitability, as well as lower reinsurance costs.

For the fourth quarter of 2015, property and casualty net income of $7.9 million decreased 51%, or $8.3 million, compared to the prior year, including an increase in current accident year auto loss severity. The fourth quarter total property and casualty combined ratio of 98.6% increased 6.7 points compared to the fourth quarter of 2014. The $5.6 million pretax increase in catastrophe losses compared to the prior year fourth quarter represented 3.7 points of the combined ratio increase; favorable prior years’ reserve development was $3.1 million less than the prior year amount, primarily for auto, contributing 2.2 points to the combined ratio increase in 2015. On an underlying basis, the fourth quarter auto combined ratio of 109.6% was approximately 2 points higher than a year earlier, primarily driven by higher loss severity. For property, the underlying combined ratio was 67.6% for the fourth quarter, approximately 3 points lower than the fourth quarter of 2014 due to continued profitability improvement initiatives.

Total property and casualty written premiums of $150.8 million and $605.8 million for the three and twelve months ended December 31, 2015, respectively, each increased 4% compared to the respective prior year periods. The growth was driven primarily by increases in average premium per policy for both auto and property, accompanied by reductions in catastrophe reinsurance costs and an increase in auto policies in force.

Total property and casualty sales increased 9% and 6% compared to the fourth quarter and twelve months of 2014, respectively. Auto sales increased 11% and 7% compared to the respective prior year periods, while property sales were comparable to the fourth quarter of 2014 and increased 2% for the full year. Policy retention continues to be strong with auto and property policy retention rates for the current year at 85% and 88%, respectively.

Annuity Segment

For the fourth quarter of 2015, annuity segment net income excluding deferred policy acquisition costs unlocking (“unlocking”) was $11.4 million and equal to the prior year period, including a $0.8 million pretax increase in the net interest margin. For full year 2015, net income on the same basis of $45.6 million decreased $0.5 million compared to 2014. On a reported basis, annuity segment net income of $10.4 million and $43.4 million for the fourth quarter and full year decreased 7% and 4%, respectively, compared to the same periods in 2014. In the 2015 periods, the impact of unlocking deferred policy acquisition costs decreased pretax income by $1.2 million and $2.2 million compared to the three and twelve months ended December 31, 2014, respectively.

The 2015 annual net interest spread of 184 basis points on fixed annuity assets continued to reflect solid investment portfolio performance and disciplined crediting rate management, with the decrease compared to the 2014 annual net interest spread of 204 attributable to pressures of the low interest rate environment and lower alternative investment returns in 2015. The net interest margin was comparable to full year 2014. Total annuity assets under management of $6.0 billion increased 5% compared to December 31, 2014, and total cash value persistency remained strong at approximately 95%.

For the three and twelve months ended December 31, 2015, annuity deposits of $125.8 million and $548.0 million increased 6% and 14%, respectively, compared to the prior year periods. The full year increase of $67.4 million included an increase of approximately $30 million attributable to changes in the company’s employee retirement savings plans. Excluding that item, the remaining full year increase of approximately $35 million, or 7%, was primarily due to notable growth in the amount of single premium and rollover deposits received in 2015, accompanied by growth in recurring deposit receipts.

Horace Mann’s total annuity sales increased 7% and 9% compared to the three and twelve months ended December 31, 2014, respectively, reflecting growth in single premium and rollover deposits as well as recurring deposit business. For the full year, annuity sales by the company’s agency force increased 8% compared to the prior year, while annuity sales from the independent agent distribution channel, which currently produces about 10% of total annuity sales, increased 16%.

Life Segment

Life segment net income of $4.4 million and $15.0 million for the three and twelve months, respectively, decreased $0.3 million and $2.5 million compared to the same periods in 2014, primarily attributable to an increase in mortality losses in 2015, compared to the prior year periods.

In 2015, life segment insurance premiums and contract deposits of $28.6 million for the fourth quarter and $102.7 million for the full year were comparable to the same periods in 2014. Life persistency of 96% was comparable to 12 months earlier. For the full year, life sales of $10.9 million decreased $0.2 million compared to 2014, including a decrease of $0.3 million in the fourth quarter.

Investment Results

Total net investment income increased 2% and 1% compared to the three and twelve months ended December 31, 2014, respectively. While asset balances in the annuity segment continued to grow, overall investment results reflected the impact of the current interest rate environment, as well as lower alternative investment returns in 2015. Pretax net realized investment gains were $3.9 million and $12.7 million for the three and twelve months ended December 31, 2015, respectively.

Horace Mann’s net unrealized investment gains on fixed maturity and equity securities were $309.8 million at December 31, 2015, compared to net unrealized gains of $403.2 million at September 30, 2015 and $528.6 million at December 31, 2014.

Capital Management

During the fourth quarter of 2015, the company repurchased 186,594 shares of its common stock at an aggregate cost of $6.2 million, under its share repurchase program. As of December 31, 2015, the company had a remaining authorization of $51.0 million.

As previously disclosed, in November 2015, the company issued $250.0 million of 4.50% Senior Notes due in 2025. Proceeds were used to redeem the company’s outstanding 6.85% Senior Notes due 2016 and fully repay the balance outstanding under the bank credit facility. The company incurred approximately $3 million pretax, or $0.05 per diluted share, of debt retirement related costs in the fourth quarter of 2015, largely due to the make-whole premium on the senior notes that were redeemed.

Webcast Conference Call

Horace Mann’s senior management will discuss the company’s fourth quarter financial results with investors and analysts on February 10, 2016 at 9:00 a.m. Eastern Time. The conference call will be webcast live on the Internet at investors.horacemann.com and archived later in the day for replay.

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2015 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements. The information contained in this press release includes financial measures which are based on methodologies other than United States generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the supplemental numerical pages of this release and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.

# # #

HORACE MANN EDUCATORS CORPORATION

Financial Highlights (Unaudited)

(Dollars in Millions, Except Per Share Data)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2015	2014	% Change	2015	2014	% Change
EARNINGS SUMMARY

Net income	$21.1	$30.0	-29.7%	$93.5	$104.2	-10.3%
Net realized investment gains, after tax	3.1	1.3	138.5%	8.6	6.9	24.6%
Operating income (A)	18.0	28.7	-37.3%	84.9	97.3	-12.7%

Per diluted share:
Net income	$0.50	$0.71	-29.6%	$2.20	$2.47	-10.9%
Net realized investment gains, after tax	$0.07	$0.03	133.3%	$0.20	$0.17	17.6%
Operating income (A)	$0.43	$0.68	-36.8%	$2.00	$2.30	-13.0%

Weighted average number of shares and equivalent shares (in millions) - Diluted	42.1	42.4	-0.7%	42.4	42.2	0.5%

RETURN ON EQUITY

Net income return on equity (B)				7.1%	8.4%	N.M.
Operating income return on equity excluding the fair value adjustment for investments (A) (C)				7.9%	9.7%	N.M.

FINANCIAL POSITION

Per share (D):
Book value				$31.18	$32.65	-4.5%
Effect of the fair value adjustment for investments (E)				$4.32	$7.27	-40.6%
Book value excluding the fair value adjustment for investments (A)				$26.86	$25.38	5.8%

Dividends paid	$0.25	$0.23	8.7%	$1.00	$0.92	8.7%

Ending number of shares outstanding (in millions) (D)				40.6	40.9	-0.7%

Total assets				$10,059.3	$9,768.5	3.0%
Short-term debt				-	38.0	-100.0%
Long-term debt, current and noncurrent				249.3	199.9	24.7%
Total shareholders’ equity				1,264.7	1,336.5	-5.4%

ADDITIONAL INFORMATION

Total Horace Mann Exclusive Agencies (F) & Employee Agents (G)				735	755	-2.6%

N.M. - Not meaningful.

(A)	These measures are not based on accounting principles generally accepted in the United States (“non-GAAP”). An explanation of these measures is contained in the Glossary of Selected Terms included as an exhibit in the Company’s reports filed with the SEC.
(B)	Based on trailing 12-month net income and average quarter-end shareholders’ equity.
(C)	Based on trailing 12-month operating income and average quarter-end shareholders’ equity which has been adjusted to exclude the fair value adjustment for investments, net of the related impact on deferred policy acquisition costs and the applicable deferred taxes.
(D)	Ending shares outstanding were 40,566,032 at December 31, 2015 and 40,936,618 at December 31, 2014.
(E)	Net of the related impact on deferred policy acquisition costs and the applicable deferred taxes.
(F)	Local Horace Mann agencies created and owned by independent contractors who have signed Exclusive Agent agreements with the Company (“Exclusive Agents”). Those agreements state that only the Company’s products and limited additional third-party vendor products authorized by the Company will be marketed by the agencies. An independent contractor may sign multiple Exclusive Agent agreements with the Company and manage more than one Exclusive Agency.
(G)	Agents who have employee status with the Company and by contract market only the Company’s products and limited additional third-party vendor products authorized by the Company.

HORACE MANN EDUCATORS CORPORATION

Statements of Operations and Supplemental Consolidated Data (Unaudited)

(Dollars in Millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2015	2014	% Change	2015	2014	% Change
STATEMENTS OF OPERATIONS

Insurance premiums and contract charges earned	$187.0	$182.2	2.6%	$731.9	$715.8	2.2%
Net investment income	84.3	82.8	1.8%	332.6	329.8	0.8%
Net realized investment gains	3.9	2.2	77.3%	12.7	10.9	16.5%
Other income	0.9	1.9	-52.6%	3.2	4.2	-23.8%

Total revenues	276.1	269.1	2.6%	1,080.4	1,060.7	1.9%

Benefits, claims and settlement expenses	128.3	111.8	14.8%	496.4	468.4	6.0%
Interest credited	46.7	44.8	4.2%	182.8	176.1	3.8%
Policy acquisition expenses amortized	25.5	23.8	7.1%	98.9	93.8	5.4%
Operating expenses	41.8	43.0	-2.8%	157.4	162.1	-2.9%
Interest expense	3.5	3.6	-2.8%	13.1	14.2	-7.7%
Debt retirement costs	2.3	-	N.M.	2.3	-	N.M.

Total benefits, losses and expenses	248.1	227.0	9.3%	950.9	914.6	4.0%

Income before income taxes	28.0	42.1	-33.5%	129.5	146.1	-11.4%
Income tax expense	6.9	12.1	-43.0%	36.0	41.9	-14.1%

Net income	$21.1	$30.0	-29.7%	$93.5	$104.2	-10.3%

PREMIUMS WRITTEN AND CONTRACT DEPOSITS

Property & Casualty	$150.8	$144.4	4.4%	$605.8	$584.4	3.7%

Annuity deposits	125.8	118.9	5.8%	548.0	480.6	14.0%

Life	28.6	29.0	-1.4%	102.7	102.7	-

Total	$305.2	$292.3	4.4%	$1,256.5	$1,167.7	7.6%

SEGMENT NET INCOME (LOSS)

Property & Casualty	$7.9	$16.2	-51.2%	$40.0	$46.9	-14.7%

Annuity	10.4	11.2	-7.1%	43.4	45.3	-4.2%

Life	4.4	4.7	-6.4%	15.0	17.5	-14.3%

Corporate and other (A)	(1.6)	(2.1)	-23.8%	(4.9)	(5.5)	-10.9%

Net income	$21.1	$30.0	-29.7%	$93.5	$104.2	-10.3%

N.M. - Not meaningful.

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 4.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2015	2014	% Change	2015	2014	% Change
PROPERTY & CASUALTY

Premiums written	$150.8	$144.4	4.4%	$605.8	$584.4	3.7%
Premiums earned	152.4	147.7	3.2%	596.0	581.8	2.4%
Net investment income	7.7	9.2	-16.3%	33.5	36.8	-9.0%
Other income	-	1.2	-100.0%	0.2	1.4	-85.7%
Losses and loss adjustment expenses (LAE)	108.9	94.7	15.0%	420.3	399.5	5.2%
Operating expenses (includes policy acquisition expenses amortized)	41.4	41.2	0.5%	158.1	159.7	-1.0%
Income before tax	9.8	22.2	-55.9%	51.3	60.8	-15.6%
Net income	7.9	16.2	-51.2%	40.0	46.9	-14.7%

Net investment income, after tax	6.5	7.7	-15.6%	28.4	30.9	-8.1%

Catastrophe costs (A)
After tax	5.0	1.3	N.M.	28.9	24.4	18.4%
Before tax	7.6	2.0	N.M.	44.4	37.5	18.4%

Prior years’ reserves favorable (adverse) development, before tax
Automobile	0.1	2.7	-96.3%	4.3	13.2	-67.4%
Property	2.4	2.2	9.1%	7.0	2.2	218.2%
Other liability	-	0.7	-100.0%	1.2	1.6	-25.0%

Total	2.5	5.6	-55.4%	12.5	17.0	-26.5%

Operating statistics:
Loss and loss adjustment expense ratio	71.5%	64.1%	N.M.	70.5%	68.7%	N.M.
Expense ratio	27.1%	27.8%	N.M.	26.5%	27.4%	N.M.
Combined ratio	98.6%	91.9%	N.M.	97.0%	96.1%	N.M.

Effect on the combined ratio of:
Catastrophe costs (A)	5.0%	1.3%	N.M.	7.4%	6.5%	N.M.
Prior years’ reserve development	-1.6%	-3.8%	N.M.	-2.1%	-2.9%	N.M.

Combined ratio excluding the effects of catastrophe costs and prior years’ reserve development (“underlying combined ratio”) (B)	95.2%	94.4%	N.M.	91.7%	92.5%	N.M.

Policies in force (voluntary) (in thousands)				711	710	0.1%
Automobile				487	481	1.2%
Property				224	229	-2.2%

Policy renewal rate (voluntary) - 12 months
Automobile				84.7%	84.7%	N.M.
Property				88.3%	87.9%	N.M.

N.M. - Not meaningful.

(A)	Includes allocated loss adjustment expenses and, when applicable, catastrophe reinsurance reinstatement premiums. For the periods presented, there were no reinsurance reinstatement premiums.
(B)	This measure is not based on accounting principles generally accepted in the United States (“non-GAAP”).
See footnote (A) on page 1 of these supplemental numerical pages.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2015	2014	% Change	2015	2014	% Change
ANNUITY

Contract deposits	$125.8	$118.9	5.8%	$548.0	$480.6	14.0%
Variable	42.3	38.2	10.7%	174.9	140.6	24.4%
Fixed	83.5	80.7	3.5%	373.1	340.0	9.7%
Contract charges earned	6.1	6.6	-7.6%	25.4	25.6	-0.8%
Net investment income	58.6	55.9	4.8%	228.4	222.1	2.8%
Interest credited	35.7	33.8	5.6%	138.7	132.5	4.7%
Net interest margin (without realized investment gains/losses)	22.9	22.1	3.6%	89.7	89.6	0.1%
Other income	0.6	0.5	20.0%	2.1	1.8	16.7%
Mortality loss and other reserve changes	(1.3)	(0.5)	160.0%	(3.2)	(2.2)	45.5%
Operating expenses (includes policy acquisition expenses amortized)	13.3	12.7	4.7%	50.7	48.1	5.4%
Income before tax	15.0	16.0	-6.3%	63.3	66.7	-5.1%
Net income	10.4	11.2	-7.1%	43.4	45.3	-4.2%

Pretax income increase (decrease) due to evaluation of:
Deferred policy acquisition costs	$(1.5)	$(0.3)	N.M.	$(3.4)	$(1.2)	N.M.
Guaranteed minimum death benefit reserve	-	-	-	(0.1)	(0.1)	-

Annuity contracts in force (in thousands)				211	203	3.9%
Accumulated account value on deposit / Assets under management				$5,997.7	$5,698.7	5.2%
Variable				1,800.7	1,813.6	-0.7%
Fixed				4,197.0	3,885.1	8.0%
Annuity accumulated value retention - 12 months
Variable accumulations				94.3%	94.0%	N.M.
Fixed accumulations				94.8%	94.5%	N.M.

LIFE

Premiums and contract deposits	$28.6	$29.0	-1.4%	$102.7	$102.7	-
Premiums and contract charges earned	28.5	27.9	2.2%	110.5	108.4	1.9%
Net investment income	18.2	17.9	1.7%	71.6	71.8	-0.3%
Other income	0.3	0.3	-	0.8	1.1	-27.3%
Death benefits/mortality cost/change in reserves	18.1	16.6	9.0%	72.9	66.7	9.3%
Interest credited	11.0	11.0	-	44.1	43.6	1.1%
Operating expenses (includes policy acquisition expenses amortized)	11.5	11.4	0.9%	43.0	44.1	-2.5%
Income before tax	6.4	7.1	-9.9%	22.9	26.9	-14.9%
Net income	4.4	4.7	-6.4%	15.0	17.5	-14.3%

Pretax income increase (decrease) due to evaluation of:
Deferred policy acquisition costs	$(0.1)	$0.1	N.M.	$-	$0.1	-100.0%

Life policies in force (in thousands)				202	201	0.5%
Life insurance in force				$16,505	$15,801	4.5%
Lapse ratio - 12 months (Ordinary life insurance)				4.1%	4.0%	N.M.

CORPORATE AND OTHER (A)

Components of income (loss) before tax:
Net realized investment gains	$3.9	$2.2	77.3%	$12.7	$10.9	16.5%
Interest expense	(3.5)	(3.6)	-2.8%	(13.1)	(14.2)	-7.7%
Debt retirement costs	(2.3)	-	N.M.	(2.3)	-	N.M.
Other operating expenses, net investment income and other income	(1.3)	(1.8)	-27.8%	(5.3)	(5.0)	6.0%
Loss before tax	(3.2)	(3.2)	-	(8.0)	(8.3)	-3.6%
Net loss	(1.6)	(2.1)	-23.8%	(4.9)	(5.5)	-10.9%

N.M. - Not meaningful.

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2015	2014	% Change	2015	2014	% Change
INVESTMENTS

Annuity and Life
Fixed maturities, at fair value (amortized cost 2015, $6,010.7; 2014, $5,597.1)				$6,283.7	$6,066.1	3.6%
Equity securities, at fair value (cost 2015, $35.3; 2014, $41.5)				33.5	39.7	-15.6%
Short-term investments				146.4	94.9	54.3%
Policy loans				148.7	145.4	2.3%
Other investments				96.8	76.0	27.4%
Total Annuity and Life investments				6,709.1	6,422.1	4.5%

Property & Casualty
Fixed maturities, at fair value (amortized cost 2015, $774.9; 2014, $778.1)				807.6	827.0	-2.3%
Equity securities, at fair value (cost 2015, $60.4; 2014, $58.4)				66.3	70.9	-6.5%
Short-term investments				4.8	4.1	17.1%
Other investments				37.3	36.3	2.8%
Total Property & Casualty investments				916.0	938.3	-2.4%

Corporate investments				22.9	43.1	-46.9%

Total investments				7,648.0	7,403.5	3.3%

Net investment income
Before tax	$84.3	$82.8	1.8%	$332.6	$329.8	0.8%
After tax	56.4	55.6	1.4%	222.9	221.4	0.7%

Net realized investment gains
Before tax	$3.9	$2.2	77.3%	$12.7	$10.9	16.5%
After tax	3.1	1.3	138.5%	8.6	6.9	24.6%
Per share, diluted	$0.07	$0.03	133.3%	$0.20	$0.17	17.6%

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